Exhibit 10.16

Execution Version

CREDIT AGREEMENT

Dated as of February 28, 2017

among

ASTRONOVA, INC.,

as the U.S. Borrower,

ANI APS,

as the Danish Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors

and

BANK OF AMERICA, N.A.,

as the Lender

i

3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	55

3.05	Compensation for Losses	57

3.06	Survival	57

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	57

4.01	Conditions of Initial Credit Extension	57

4.02	Conditions to all Credit Extensions	60

ARTICLE V	REPRESENTATIONS AND WARRANTIES	60

5.01	Existence, Qualification and Power	60

5.02	Authorization; No Contravention	61

5.03	Governmental Authorization; Other Consents	61

5.04	Binding Effect	61

5.05	Financial Statements; No Material Adverse Effect	61

5.06	Litigation	62

5.07	No Default	62

5.08	Ownership of Property	62

5.09	Environmental Compliance	63

5.10	Maintenance of Insurance	63

5.11	Taxes	63

5.12	ERISA Compliance	63

5.13	Margin Regulations; Investment Company Act	64

5.14	Disclosure	65

5.15	Solvency	65

5.16	Casualty, Etc	65

5.17	Sanctions Concerns and Anti-Corruption Laws	65

5.18	Responsible Officers	65

5.19	Subsidiaries; Equity Interests; Loan Parties	66

5.20	Collateral Representations	66

5.21	EEA Financial Institutions	67

5.22	Intellectual Property; Licenses, Etc	68

5.23	Labor Matters	68

5.24	Representations as to Foreign Obligors	68

5.25	Company Loan Documents	69

ARTICLE VI	AFFIRMATIVE COVENANTS	69

6.01	Financial Statements	69

6.02	Certificates; Other Information	70

6.03	Notices	72

6.04	Payment of Obligations	73

6.05	Preservation of Existence, Etc	73

6.06	Maintenance of Properties	73

6.07	Maintenance of Insurance	73

6.08	Compliance with Laws	74

6.09	Books and Records	74

6.10	Inspection Rights	74

6.11	Use of Proceeds	75

6.12	Reserved	75

6.13	Covenant to Guarantee Obligations	75

6.14	Covenant to Give Security	75

6.15	Further Assurances	76

6.16	Reserved	77

6.17	Compliance with Environmental Laws	77

6.18	Preparation of Environmental Reports	77

6.19	Approvals and Authorizations	77

6.20	Anti-Corruption Laws	77

6.21	Post-Closing Obligations	77

6.22	Pari Passu Ranking	78

ARTICLE VII	NEGATIVE COVENANTS	78

7.01	Liens	78

7.02	Indebtedness	80

7.03	Investments	82

7.04	Fundamental Changes	83

7.05	Dispositions	83

7.06	Restricted Payments	84

7.07	Change in Nature of Business	85

7.08	Transactions with Affiliates	85

7.09	Burdensome Agreements	85

7.10	Use of Proceeds	86

7.11	Financial Covenants	86

7.12	Reserved	86

7.13	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	86

7.14	Sale and Leaseback Transactions	86

7.15	Prepayments, Etc. of Indebtedness	86

7.16	Sanctions	87

7.17	Anti-Corruption Laws	87

7.18	AstroNova Aerospace, Inc	87

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	87

8.01	Events of Default	87

8.02	Remedies upon Event of Default	89

8.03	Application of Funds	90

ARTICLE IX	CONTINUING GUARANTY	90

9.01	Guaranty	90

9.02	Rights of Lender	91

9.03	Certain Waivers	92

9.04	Obligations Independent	92

9.05	Subrogation	92

9.06	Termination; Reinstatement	92

9.07	Stay of Acceleration	93

9.08	Condition of Borrower	93

9.09	Appointment of Borrower	93

9.10	Right of Contribution	93

9.11	Keepwell	93

ARTICLE X	MISCELLANEOUS	94

10.01	Amendments, Etc	94

10.02	Notices; Effectiveness; Electronic Communications	94

10.03	No Waiver; Cumulative Remedies; Enforcement	95

10.04	Expenses; Indemnity; Damage Waiver	96

10.05	Payments Set Aside	97

10.06	Successors and Assigns	97

10.07	Treatment of Certain Information; Confidentiality	97

10.08	Right of Setoff	98

10.09	Interest Rate Limitation	99

10.10	Counterparts; Integration; Effectiveness	99

10.11	Survival of Representations and Warranties	100

10.12	Severability	100

10.13	Governing Law; Jurisdiction; Etc	100

10.14	Waiver of Jury Trial	101

10.15	Subordination	102

10.16	No Advisory or Fiduciary Responsibility	102

10.17	Electronic Execution	103

10.18	USA PATRIOT Act Notice	103

10.19	ENTIRE AGREEMENT	103

10.20	Judgment Currency	103

10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	104

v

BORROWER PREPARED SCHEDULES

Schedule 1.01(b)	Responsible Officers
Schedule 1.01(c)	Fiscal Quarters
Schedule 5.10	Insurance
Schedule 5.12	Pension Plans
Schedule 5.19(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.19(b)	Loan Parties
Schedule 5.20(b)	Intellectual Property
Schedule 5.20(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.20(d)(i)	Deposit Accounts & Securities Accounts
Schedule 5.20(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.20(e)	Commercial Tort Claims
Schedule 5.20(f)	Pledged Equity Interests
Schedule 5.20(g)	Properties
Schedule 6.14	Excluded Accounts; Foreign Accounts
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments

LENDER PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Loan Notice
Exhibit D	Form of Permitted Acquisition Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 28, 2017, among ASTRONOVA, INC., a Rhode Island corporation (the “U.S. Borrower” or the “Company”), the Guarantors (defined herein), ANI APS, a Danish private limited liability company (the “Danish Borrower” and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), and BANK OF AMERICA, N.A., as the Lender.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lender make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $19,200,000.

WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.20.

“Alternative Currency” means each of the following currencies: Euros, British Pounds, Canadian Dollars and Danish Krone, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Commitments and $10,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

Applicable Rate

Level	Consolidated Leverage Ratio	Eurocurrency Rate	Letter of Credit Fees	Base Rate	Commitment Fee
1	< 1.00:1	100 bps	100 bps	0 bps	25 bps
2	> 1.00:1 but < 2.00:1	125 bps	125 bps	25 bps	25 bps
3	> 2.00:1	150 bps	150 bps	50 bps	25 bps

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 3 shall apply unless otherwise agreed to by the Lender, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (b) the initial Applicable Rate shall be set forth in Level 2 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the first fiscal quarter end to occur following the Closing Date to the Lender. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries for each of the fiscal years ended January 31, 2014, January 31, 2015 and January 31, 2016, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Authorization to Share Insurance Information” means the authorization in form and substance satisfactory to the Lender (or such other form as required by each of the Loan Party’s insurance companies).

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of the Lender to make Revolving Loans and L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus one percent (1.00%); and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to the U.S. Borrower and Loans denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and:

(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD” means the lawful currency of Canada.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations, and excluding Acquisitions).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations or the Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United

States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d)    Investments, classified in accordance with GAAP as current assets of the Company or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.

“Commitment” means the Term Commitment or the Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Company and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Capital Expenditures” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, all Capital Expenditures but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Company and its Subsidiaries.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods) and (iv) in connection with any Permitted Acquisition (including without limitation the Danish Acquisition), all reasonable transaction fees, costs, charges and expenses incurred before or within 120 days following the consummation of such acquisition in the aggregate amount not to exceed $1,000,000 per four Fiscal Quarter period, less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all non-financed cash Capital Expenditures, less (iii) Restricted Payments paid in cash, less (iv) the aggregate amount of all federal, state, local and foreign income taxes paid in cash to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, and (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments on debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, in each case, of or by the Company and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Company or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Company and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Company and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses and charges for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Company’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrowers or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Company or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by a Borrower or any Subsidiary in connection with such Acquisition, (d) the amounts of all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) the amounts of all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by the Company or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Company or any Subsidiary shall be valued in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Danish Acquisition” means the Acquisition of the Danish Target by the Danish Borrower pursuant to the Share Purchase Agreement.

“Danish Borrower” has the meaning specified in the introductory paragraph hereto.

“Danish Krone” means the lawful currency of Denmark.

“Danish Target” means Trojanlabel ApS, a Danish private limited liability company.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.02(a) through (m).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Designated Lender” shall have the meaning set forth in Section 3.02(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Company or any Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Equity

Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, on or prior to the date that is 181 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case at any time on or prior to the date that is 180 days after the Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments (other than distributions permitted pursuant to Section 7.06(e)) prior to the date that is 181 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation, expiration or Cash Collateralization of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Lender at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Guaranteed Obligations” has the meaning set forth in Section 9.01(a).

“Domestic Guarantors” means (i) as of the Closing Date, each of the Domestic Subsidiaries of the Company, if any, set forth on signature pages to this Agreement under the heading “Domestic Guarantor”, (ii) each other Domestic Subsidiary as may from time to time become a party to this Agreement pursuant to Section 6.13, (iii) the U.S. Borrower with respect to the Term Loan and any other Foreign Subsidiary Secured Obligations, and (iv) the U.S. Borrower with respect to Secured Obligations owing by any Loan Party under Secured Cash Management Agreements and Secured Hedge Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty .

“Domestic Guaranty” means, collectively, the Guarantee made by the Domestic Guarantors under Article IX in favor of the Secured Parties with respect to the Domestic Guaranteed Obligations, together with each other guaranty with respect to the Domestic Guaranteed Obligations delivered pursuant to Section 6.13.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lender in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lender of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Lender (in the case of any Loans or Letters of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lender or (d) no longer a currency in which the Lender is willing to make such Credit Extensions (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Lender shall promptly notify the Borrowers, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Lender, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in)

such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, and (d) any issuance by a Loan Party of its Equity Interests as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition or any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate or (g) a failure by a Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by a Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a)    for any Interest Period, with respect to any Credit Extension:

(i)    denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)    denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “CDOR Rate”) at or about 10:00 a.m. (Toronto, Ontario time) on the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Lender) or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period;

(iii)    with respect to any Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Lender and the relevant Lenders pursuant to Section 1.09(a); and

(b)    for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Lender in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Accounts” has the meaning specified in Section 6.14(d).

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property, (b) unless requested by the Lender, any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless requested by Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, and (d) the Equity Interests of any Foreign Subsidiary of any Loan Party to the extent not required to be pledged to secure the Secured Obligations pursuant to the Collateral Documents.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes, imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable to the Lender immediately before it changed its lending office, or (c) Taxes attributable to the Lender’s failure to comply with Section 3.01.

“Existing Credit Agreement” means the Three-Year Revolving Line of Credit Agreement, dated September 5, 2014, by and between the Company and Wells Fargo Bank.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business constituting proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments (to the extent that such indemnity payments or purchase price adjustments are received in connection with an acquisition that was financed with the proceeds of any Loans, including without limitation the Danish Acquisition); provided, however, that an Extraordinary Receipt shall not include (a) cash receipts from proceeds of insurance, indemnity payments or purchase price adjustments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or (b) with respect to proceeds of insurance, to the extent that the amounts so received are applied within one hundred eighty (180) days of receipt of such amounts for the purpose of repairing or remedying the condition giving rise to the claim for insurance or to replace the affected property or assets with assets used or useful in the business of such Person.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Office” means the office designated by the Lender through which the Lender will perform its obligations under this Agreement.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

“Fiscal Quarter” means each fiscal quarter of the Company, as set forth on Schedule 1.01(c) attached hereto.

“Foreign Accounts” has the meaning specified in Section 6.14(d).

“Foreign Cash Equivalents” means Investments denominated in Dollars, Canadian Dollars, Sterling, Euro or Danish Krone wholly owned by any of the Foreign Subsidiaries free and clear of all Liens (other than Permitted Liens) and not guaranteed by any member of the Group in: (a) certificates of deposit maturing within one year after the date of acquisition thereof and issued by a bank or financial institution that (i) is organized under the laws of the United Kingdom, Canada, the Republic of Ireland, Denmark, France or Germany, (ii) which has a rating for its long-term unsecured and non credit-enhanced debt obligations of at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P, and (iii) has combined capital and surplus of at least $1,000,000,000; (b) readily marketable debt obligations issued or directly and fully guaranteed by the government of the United Kingdom, Canada, the Republic of Ireland, Denmark, France or Germany, or by any agency or instrumentality of any of them having an equivalent credit rating, maturing within twelve (12) months from the date of acquisition thereof and not convertible or exchangeable to any other security; provided that the full faith and credit of such foreign country is pledged in support thereof and that obligations issued by such foreign country, agency or instrumentality are rated at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P; (c) commercial paper not convertible or exchangeable to any other security for which a recognised trading market exists issued by any Person organized under the laws of the United Kingdom, Cananda, the Republic of Ireland, Denmark, France or Germany which matures within one year after the date of acquisition thereof and which has a credit rating of at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P; or (d) money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above which have a credit rating of at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P, in each case to the extent that investment can be turned into cash on not more than 30 days’ notice.

“Foreign Guaranteed Obligations” has the meaning set forth in Section 9.01(b).

“Foreign Guarantor” means (i) as of the Closing Date, each of the Foreign Subsidiaries of the Company set forth on the signature pages to this Agreement under the heading “Foreign Guarantor”, (ii) each other Foreign Subsidiary of the Company as may from time to time become a party to this Agreement pursuant to Section 6.13 and (iii) the Danish Borrower with respect to Secured Obligations owing by any Foreign Subsidiary which is a Loan Party under Secured Cash Management Agreements and Secured Hedge Agreements and any Swap Obligation of any Foreign Subsidiary which is a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty.

“Foreign Obligation Loan Documents” means all legal documentation entered into between the Danish Borrower or any Foreign Guarantor and the Foreign Obligation Provider in connection with the Foreign Subsidiary Secured Obligations.

“Foreign Obligation Provider” shall have the meaning set forth in the definition of Foreign Subsidiary Secured Obligations.

“Foreign Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the Danish Borrower or any Foreign Subsidiary which is a Loan Party or other Foreign Obligor arising under this Agreement or any other Loan Document or otherwise with respect to the Term Loan, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against the Danish Borrower or any Foreign Guarantor pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that the Foreign Obligations shall exclude (i) any Excluded Swap Obligations and (ii) any U.S. Obligations and any other obligations owing by the Company or any Domestic Subsidiary under the Loan Documents, any Secured Cash Management Agreements, or any Secured Hedge Agreement or otherwise.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Guaranty” means, collectively, the Guarantee made by the Foreign Guarantors under Article IX in favor of the Secured Parties with respect to the Foreign Guaranteed Obligations, together with each other guaranty with respect to the Foreign Guaranteed Obligations delivered pursuant to Section 6.13.

“Foreign Subsidiary Secured Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations, and all expenses, reimbursements, indemnities and other obligations under or with respect to, all advances to, and debts, liabilities, obligations, covenants and duties of the Danish Borrower or any other Foreign Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit owing by the Danish Borrower or any other Foreign Subsidiary to Bank of America or any office, branch or Affiliate of Bank of America (each a “Foreign Obligation Provider”) and all costs and expenses incurred in connection with the enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against the Danish Borrower or any Foreign Subsidiary or any Affiliate thereto pursuant to any proceeding under any Debt Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding, including without limitation, (a) the Term Loan and other Foreign Obligations, (b) all obligations of the Danish Borrower or any other Foreign Subsidiary arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against the Danish Borrower or any other Foreign Subsidiary pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Foreign Subsidiary Secured Obligations shall exclude (i) any Excluded Swap Obligations with respect to the Danish Borrower or any other Foreign Subsidiary and (ii) any U.S. Obligations and any other obligations owing by the Company or any Domestic Subsidiary under the Loan Documents, any Secured Cash Management Agreements, or any Secured Hedge Agreement or otherwise.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof

(in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Foreign Guarantors and the Domestic Guarantors.

“Guaranty” means the Foreign Subsidiary Guaranty and the Domestic Guaranty, as applicable.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)    all Disqualified Equity Interests of such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 7.02(d).

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2) or three (3) months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by a Borrower in the applicable Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person consisting of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the U.S. Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.13.

“Judgment Currency” has the meaning specified in Section 10.20.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means Bank of America, N.A. (or any of its designated branch offices or affiliates) and its successors and assigns. The term “Lender” shall include any Designated Lender.

“Lender’s Office” means, with respect to any currency, the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a) with respect to such currency, or such other address or account with respect to such currency as the Lender may from time to time notify the Borrowers; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars and Euros, in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, collateral deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the unrestricted cash and Cash Equivalents of the U.S. Loan Parties.

“Loan” means an extension of credit by the Lender to a Borrower under Article II in the form of a Term Loan or a Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) the Collateral Documents, (d) each Issuer Document, (e) each Joinder Agreement, (f) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12, and (g) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrowers.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means any amount incurred periodically by the Lender during the term of the Facility which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which the Lender is domiciled, subject to regulation, or has its Facility Office by any Governmental Authority.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Facility, January 31, 2022 and (b) with respect to the Term Facility, January 31, 2022; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Company; provided for purposes of calculation of any item in a financial ratio or a financial covenant, any Acquisition or Disposition occurring during or after such Measurement Period shall be calculated on a Pro Forma Basis.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a)(i) or (a)(ii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (d) otherwise, an amount determined by Lender in its Permitted Discretion, provided such amount shall not exceed $105%.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, provided that with respect to any Disposition or Involuntary Disposition, and (d) so long as no Event of Default exists, all money actually reinvested within one hundred eighty (180) days of receipt of such cash proceeds to replace the affected assets with assets used or useful in the business, or repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, as applicable, and in each case, only if such proceeds are held in a deposit account subject to the control of Lender until such proceeds are actually applied to replace, repair or reconstruct such property, as the case may be (with such proceeds remaining in such deposit account after the one hundred eighty (180) period day set forth above constituting Net Cash Proceeds received by a Loan Party immediately after the expiration of such period).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party. The Obligations shall include the Foreign Obligations and the U.S. Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to the Lender, any Taxes now or hereafter imposed as a result of a present or former connection between the Lender and the jurisdiction (or any political subdivision thereof) imposing such charge (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future documentary, stamp, court, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, any Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Company and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a)    no Default shall then exist or would exist after giving effect thereto;

(b)    the Loan Parties shall demonstrate to the reasonable satisfaction of the Lender that, after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance;

(c)    the Lender shall have received (or shall receive within 30 days after the closing of such Acquisition) a first priority perfected security interest (subject only to Permitted Liens) in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 6.13 and the Target, if a Person, (i) shall become a wholly-owned Subsidiary of a Loan Party and, if the Target is a Foreign Subsidiary, the Loan Parties shall comply with the limitations set forth in Section 7.03 and (ii) shall, within 30 days after the closing of such Acquisition, a Joinder Agreement in accordance with the terms of Section 6.13; provided that, for the avoidance of doubt, if the Target is not a Domestic Subsidiary, the Lender shall have received a security interest only to the extent required by the terms of Section 6.13;

(d)    the Lender shall have received at least twenty (20) days prior to the consummation of such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, in each case that ended at least, in the case of such annual financial, 120 days, or in the case of any such quarterly financial statements, 60 days prior to the date of consummation of such Acquisition, (iii) consolidated projected income statements of the Company and its Subsidiaries (giving effect to such Acquisition), and (iv) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition, a certificate substantially in the form of Exhibit D, executed by a Responsible Officer of the Borrowers certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e)    the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than $0, with respect to any acquisition where the cash portion of the total consideration to be paid upon consummation of such acquisition is $5,000,000 or more;

(f)    such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target;

(g)    after giving effect to such Acquisition and any Borrowings made in connection therewith, the aggregate Liquidity plus the aggregate principal amount of the Revolving Loans available to be borrowed under Section 2.01(b) shall be in the aggregate at least $5,000,000, provided that of such aggregate amount, at least $2,500,000 must be attributable to Liquidity; and

(h)    the Cost of Acquisition paid by the Loan Parties and their Subsidiaries (i) in connection with any single Acquisition shall not exceed $10,000,000 and (ii) for all Acquisitions made during the term of this Agreement shall not exceed $20,000,000.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrowers or any Subsidiaries, provided that (a) if the transferor is a U.S. Loan Party the transfer must be to a U.S. Loan Party or the transfer must be otherwise permitted as an Investment by Section 7.03, (b) if the transferor is a Foreign Obligor the transfer must be to a Loan Party or the transfer must be an Investment otherwise permitted by Section 7.03, (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries; and (e) the sale or disposition of cash or Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Borrower or any ERISA Affiliate or any such Plan to which a Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a)    in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period;

(b)    in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Company and its Subsidiaries for such Measurement Period;

(c)    interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Company and its Subsidiaries for such Measurement Period; and

(d)    any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Company and its Subsidiaries for such Measurement Period.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance acceptable to the Lender and which provides the Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Register” has the meaning specified in Section 2.14.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party and not in such person’s individual capacity. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Lender shall determine; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the Lender under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Lender shall determine.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(b).

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the U.S. Borrower pursuant to Section 2.01(b) and (b) issue Letters of Credit for the account of the U.S. Borrower pursuant to Section 2.03. The Revolving Commitment on the Closing Date shall be $10,000,000.

“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Revolving Commitments at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Prepayment Amounts” has the meaning set forth in Section 2.05(b)(iii).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any of its Subsidiaries and the Lender or an Affiliate of the Lender.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required or not prohibited under Article VI or VII between any Loan Party and any of its Subsidiaries and the Lender or an Affiliate of the Lender.

“Secured Obligations” means (a) in the case of the U.S. Borrower, (i) all Obligations, (ii) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, (iii) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding and (iv) all Foreign Subsidiary Secured Obligations, and (b) in the

case of any Domestic Guarantor, such Guarantor’s Domestic Guaranteed Obligations; provided that Secured Obligations of a the U.S. Borrower and each Domestic Guarantor shall exclude any Excluded Swap Obligations with respect to such Person.

“Secured Parties” means, collectively, the Lender (including any Designated Lenders) the Affiliates of the Lender party to Secured Cash Management Agreements and Secured Hedge Agreements, the Foreign Obligation Providers and the Indemnitees.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.

“Share Purchase Agreement” means the Share Purchase Agreement, dated January 7, 2017, by and among the Danish Borrower, as buyer, Trojan Holding ApS, a Danish private limited liability company, as a seller and as the sellers’ representative, and Li Wei Chong, an individual residing in the People’s Republic of China, as a seller.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit E.

“Solvent” and “Solvency” mean, with respect to any Person or group of Persons taken together on a Consolidated basis on any date of determination, that on such date (a) the fair value of the property of such Person or group is greater than the total amount of liabilities, including contingent liabilities, of such Person or group, (b) the present fair saleable value of the assets of such Person or group is not less than the amount that will be required to pay the probable liability of such Person or group on its debts as they become absolute and matured, (c) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or group’s ability to pay such debts and liabilities as they mature, (d) such Person or group is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s or group’s property would constitute an unreasonably small capital, and (e) such Person or group is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).

“Spot Rate” for a currency means the rate determined by the Lender to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Lender may obtain such spot rate from another financial institution designated by the Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Debt” means Indebtedness incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Secured Obligations and (b) contains other terms, including without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects acceptable to the Lender in its sole discretion.

“Subordinated Debt Documents” means all agreements (including without limitation intercreditor agreements, instruments and other documents) pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of any Subordinated Debt.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the definition of “Permitted Acquisition.”

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Lender to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.10.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(a).

“Term Commitment” means the Lender’s obligation to make Term Loans to the Danish Borrower pursuant to Section 2.01(a). The Term Commitment on the Closing Date shall be $9,200,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans outstanding at such time.

“Term Loan” means an advance made by the Lender under the Term Facility.

“Threshold Amount” means $1,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c).

“U.S. Borrower” has the meaning specified in the introductory paragraph hereto.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States any state thereof, or the District of Columbia.

“U.S. Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, the U.S. Borrower or any Domestic Subsidiary that is a Loan Party or any other U.S. Loan Party arising under this Agreement or any other Loan Document or otherwise with respect to the Loans and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against the U.S. Borrower or any Domestic Subsidiary that is a Loan Party pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that the U.S. Obligations shall exclude any Excluded Swap Obligations; provided further that U.S. Obligations shall exclude any Foreign Obligations.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower” regardless of whether preceded by the term a, any, each of, all, and/or, or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting a Borrower, individually and/or in the aggregate.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or Lender shall so request, the Lender and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition (including, for the avoidance of doubt, the Danish Acquisition), by the Company and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07	UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08	Exchange Rates; Currency Equivalents.

(a)    The Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Lender.

1.09	Additional Alternative Currencies.

(a)    The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is an Eligible Currency and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Lender, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Lender.

(b)    Any such request shall be made to the Lender not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Lender in its sole discretion).

(c)    If the Lender consents to making Eurocurrency Rate Loans or Letters of Credit in such requested currency and the Lender reasonably determines that an appropriate interest rate is available to be used for such requested currency, the Lender shall so notify the Company and may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Eurocurrency Rate Loans or the issuance of Letters of Credit, as applicable.

1.10	Change of Currency.

(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loans.

(a)    Term Borrowing. Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan to the Danish Borrower, in Dollars, on the Closing Date in an amount not to exceed the Term Facility. The Term Borrowing shall consist of a Term Loan made by the Lender. The Term Borrowing repaid or prepaid may not be reborrowed. The Term Loan shall be a Eurocurrency Rate Loan; provided, however, any Term Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall only be made in the event Danish Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Term Borrowing. Notwithstanding the foregoing, any Term Commitment not utilized on the Closing Date shall be terminated.

(b)    Revolving Borrowings. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the U.S. Borrower, in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility and (ii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the U.S. Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the U.S. Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if a Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one (1), two (2) or three (3) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Lender not later than 11:00 a.m. (i) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five (5) Business Days (or six (6) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrower, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies. Not later than

11:00 a.m., (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrower, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Lender shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period is available. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of the Dollar Equivalent of $250,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of the Dollar Equivalent of $250,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Facility and whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, and (F) the currency of the Loans to be borrowed. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Except as permitted pursuant to Section 2.02(c), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(b)    Advances. Following receipt of a Loan Notice for a Facility, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the applicable Borrower either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrowers.

(c)    Eurocurrency Rate Loans. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Eurocurrency Rate Loans denominated in Dollars be converted immediately to Base Rate Loans and any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)    Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than three (3) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Facility.

2.03	Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or any of its domestic Subsidiaries or, in the Lender’s sole and absolute discretion any of its Foreign Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the U.S. Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the U.S. Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the U.S. Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the U.S. Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    The Lender shall not be under any obligation to issue any Letter of Credit if:

(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Lender has approved such expiry date; or

(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Lender has approved such expiry date.

(C)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(D)    the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;

(E)    except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $50,000;

(F)    except as otherwise agreed by the Lender, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(G)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(H)    the Lender does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(iii)    The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the U.S. Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the U.S. Borrower and/or such Subsidiary, as required by the L/C Issuer. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may require. Additionally, the U.S. Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.

(ii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the U.S. Borrower a true and complete copy of such Letter of Credit or amendment.

(iii)    If the U.S. Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the U.S. Borrower shall not be required to make a specific request to the Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lender shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the U.S. Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the Lender not to permit such extension.

(iv)    If the U.S. Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Lender, the U.S. Borrower shall not be required to make a specific request to the Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lender may reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from the U.S. Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and directing the Lender not to permit such reinstatement.

(c)    Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the U.S. Borrower thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the Lender in such Alternative Currency, unless (i) the Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the Lender promptly following receipt of the notice of drawing that the Company will reimburse the Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Lender shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 2:00 p.m. on the date of any payment by the Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the U.S. Borrower shall reimburse the Lender in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c) and (B) the Dollar amount paid by the Company, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the U.S. Borrower fails to so reimburse the Lender by such time, the U.S. Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans. Any notice given by the Lender pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d)    Obligations Absolute. The obligation of the U.S. Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the U.S. Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the U.S. Borrower or any waiver by the Lender which does not in fact materially prejudice the U.S. Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)    any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any of its Subsidiaries; or

(ix)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally.

The U.S. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the U.S. Borrower’s instructions or other irregularity, the U.S. Borrower will immediately notify the Lender. The U.S. Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e)    Role of the Lender. The Lender and the U.S. Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The U.S. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the U.S. Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in Section 2.03(d). In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Lender and the U.S. Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Lender shall not be responsible to the U.S. Borrower for, and the Lender’s rights and remedies against the U.S. Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking

Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)    Letter of Credit Fees. The U.S. Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the U.S. Borrower shall be obligated (and in no event shall the Danish Borrower, any Danish Guarantor or any Foreign Subsidiary be obligated) to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the U.S. Borrower, and that the U.S. Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04	Reserved.

2.05	Prepayments.

(a)    Optional. The Borrowers may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and/or Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four (4) Business Days (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof; (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof; and (D) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity.

(b)    Mandatory.

(i)    Dispositions and Involuntary Dispositions. The Danish Borrower shall prepay the Term Loan and the U.S. Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary with respect to the U.S. Borrower’s obligations to prepay or received by any Foreign Obligor with respect to the Danish Borrower’s obligations to prepay, from all Dispositions (other than Permitted Transfers) and Involuntary Dispositions within five (5) days of the date of such Disposition or Involuntary Disposition, provided that such prepayment shall only be made to the extent Net Cash Proceeds exceeds $1,000,000 in the aggregate in a fiscal year.

(ii)    Equity Issuance. Immediately upon the receipt by any Loan Party or any Subsidiary with respect to the U.S. Borrower’s obligations to prepay or any Foreign Obligor with respect to the Danish Borrower’s obligations to prepay of the Net Cash Proceeds of any Equity Issuance that are not used or to be used within thirty (30) days to consummate a Permitted Acquisition, the U.S. Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations and the Danish Borrower shall prepay the Term Loan or Danish Borrower, as applicable, as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iii)    Debt Issuance. Immediately upon the receipt by any Loan Party or any Subsidiary with respect to the U.S. Borrower’s obligations to prepay or any Foreign Obligor with respect to the Danish Borrower’s obligations to prepay, of the Net Cash Proceeds of any Debt Issuance, the U.S. Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations and the Danish Borrower shall prepay the Term Loan, as applicable, as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)    Extraordinary Receipts. Immediately upon receipt by any Loan Party or any Subsidiary with respect to the U.S. Borrower’s obligations to prepay or any Foreign Obligor with respect to the Danish Borrower’s obligations to prepay of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (i), (ii) or (iii) of this Section, the U.S. Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations and the Danish Borrower shall prepay the Term Loans, as applicable, as hereinafter provided in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom.

(v)    Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of Section 2.05(b)(i)-(iv) shall be applied, first, to the principal repayment installments of the Term Loan in inverse order of maturity, including, without limitation, the final principal repayment installment on the Maturity Date, and, second, if such prepayment is by the U.S. Borrower, to the Revolving Facility in the manner set forth in clause (vii) of this Section 2.05(b).

(vi)    Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the U.S. Borrower shall immediately prepay Revolving Loans (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the U.S. Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vi) unless, after the prepayment of the Revolving Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(vii)    Application of Other Payments. Prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied to the outstanding Revolving Loans, and, second, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Facility required pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Revolving Prepayment Amounts”) may be retained by the U.S. Borrower and its Domestic Subsidiaries for use in the ordinary course of its business, and the Revolving Facility shall not be automatically reduced by any Revolving Prepayment Amount. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the U.S. Borrower or any other Loan Party that has provided Cash Collateral) to reimburse the Lender.

(viii)    Alternative Currencies. If the Lender notifies the Company at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06	Termination or Reduction of Commitments.

(a)    Optional. The U.S. Borrower may, upon notice to the Lender, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the U.S. Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)    Mandatory.

(i)    The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii)    Reserved.

(iii)    If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Alternative Currency Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Alternative Currency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)    Payment of Fees. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a)    Term Loans. The Borrowers shall repay to the Lender the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02;

Last Day of Each Fiscal Quarter During each Fiscal Year Below:	Principal Repayment Installments
2018 Fiscal Year ending January 31, 2018	$276,000 per Fiscal Quarter

2019 Fiscal Year ending January 31, 2019	$368,000 per Fiscal Quarter

2020 Fiscal Year ending January 31, 2020	$460,000 per Fiscal Quarter

2021 Fiscal Year ending January 31, 2021	$552,000 per Fiscal Quarter

2022 Fiscal Year ending January 31, 2022	$644,000 per Fiscal Quarter

Maturity Date	Remaining Principal Amount Outstanding

provided, however, that (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrowers (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrowers on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(b)    Revolving Loans. The U.S. Borrower shall repay to the Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

2.08	Interest and Default Rate.

(a)    Interest. Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a rate that is less than zero, such rate shall be deemed zero for purposes of this Agreement.

(b)    Default Rate.

(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in subsection (g) of Section 2.03:

(a)    Commitment Fee. The U.S. Borrower shall pay to the Lender a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each Fiscal Quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Other Fees. The Company shall pay to the Lender, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Company and its Subsidiaries or for any other reason, the Borrowers or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11	Payments Generally.

All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Lender at the Lender’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Lender at the Lender’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Lender on the dates specified herein. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the Lender (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Lender, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.12	Cash Collateral.

(a)    Certain Credit Support Events. If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the U.S. Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the U.S. Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount. Additionally, if the Lender notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the U.S. Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b)    Grant of Security Interest. The U.S. Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The U.S. Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.03, 2.05 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the Lender that there exists excess Cash Collateral; provided, however, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

2.13	Incremental Commitments.

(a)    Company Request. After the Closing Date, the Company may by written notice to the Lender request (x) commitments (each, an “Incremental Term Increase”) to increase the aggregate principal amount of the existing Term Facility or to establish one or more new Term Facilities (each, an “Incremental Term Facility”) and/or (y) commitments (each, an “Incremental Revolving Increase”) to increase the Revolving Credit Commitments under the existing Revolving Credit Facility or to establish one or more new revolving facilities (each, an “Incremental Revolving Credit Facility” and, together with any Incremental Term Increase, Incremental Term Facility and Incremental Revolving Increase, the “Incremental Facilities”) not to exceed $10,000,000 in the aggregate at the time any such Incremental Facility is funded or established, as applicable, from the Lender in its sole discretion. Each such notice shall specify the date (each, an “Incremental Effective Date”) on which the Company proposes that the Incremental Facility shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Lender (or such shorter period approved by the Lender); provided that, for the avoidance of doubt, the Lender may elect or decline, in its sole discretion, to provide such Incremental Facility. Each Incremental Facility shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Facilities set forth in above).

(b)    Conditions. Each Incremental Facility shall become effective as of the Incremental Effective Date; provided that:

(i)    each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)    as of the last day of the most recently ended Measurement Period, on a Pro Forma Basis after giving effect to the incurrence of any Incremental Facility, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments (but (x) without netting any cash proceeds from such incurrence and (y) treating any proposed Incremental Revolving Credit Facility or proposed Incremental Revolving Increase as fully drawn), the Company would be in Pro Forma Compliance; and

(iii)    the Company shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered on the Closing Date to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Lender.

(c)    Terms of Incremental Facilities. The terms and provisions of the Incremental Facilities shall be as follows:

(i)    the terms and provisions of (x) Revolving Credit Loans made pursuant to an Incremental Revolving Increase shall be identical to the Revolving Credit Loans under the Revolving Credit Facility subject to such increase and (y) the Term Loans made pursuant to an Incremental Term Increase shall be identical to the Term Loans under the Term Facility subject to such increase;

(ii)    the maturity date of any Incremental Term Facility shall be the Maturity Date of the Term Facility; and

(iii)    each Incremental Facility shall be secured by a pari passu lien on the Collateral securing the Facilities on terms and pursuant to documentation reasonably satisfactory to the Lender.

(d)    Additional Credit Extension Amendment. The Incremental Facilities shall be documented by an Additional Credit Extension Amendment executed by the Lender and the Borrowers, and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Lender and the Borrowers, to effect the provisions of this Section 2.13.

(e)    Making of New Term Loans. On any Incremental Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, the Lender shall make a Term Loan to the Company in an amount equal to its new Commitment.

(f)    Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.13 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Lender to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Loans or any such new Commitments.

2.14	Register.

The Lender, acting solely for this purpose as a non-fiduciary agent of each of the Borrowers, shall maintain an account or ledger in which it shall record (i) the names and addresses of any Persons owning an interest in any Loan or other Obligation made hereunder, (ii) the amount of each Loan and Borrowing made hereunder, (iii) the amount of any principal due and payable or to become due and payable from each of the Borrower and the interest rate with respect thereto, and (iv) the other details relating to the Loans and other Obligations (the “Register”). In order for any sale, assignment, grant of participation or other transfer of any Loan or other Obligation to become effective, the Lender shall amend such Register to reflect any sale, assignment, grant of participation or other transfer otherwise properly affected pursuant to this Agreement.

2.15	Bifurcation.

For the avoidance of doubt, each of the Loan Parties and the Lender acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Foreign Obligors under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of the U.S. Loan Parties and shall be expressly limited to the Foreign Obligations. In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of the Foreign Obligors for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the U.S. Loan Parties.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)    Except as required by applicable law, all payments to the Lender made by or on account of any obligation of any Loan Party hereunder or any other Loan Document will be made without deduction or withholding for any Taxes with respect to such payments. If any Taxes are required by applicable law to be deducted or withheld, the applicable Loan Party agrees to pay the full amount of such deducted or withheld Taxes to the relevant Governmental Authority and, to the extent such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 3.01(a)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)    Without duplication of any obligation under this Section 3.01, the applicable Loan Party will indemnify and hold harmless the Lender, and reimburse the Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender by such Loan Party, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Loan Party by the Lender shall be conclusive absent manifest error. The applicable Loan Party will furnish to the Lender, within thirty (30) days after the date the payment of any withheld Taxes by the Loan Party to a Governmental Authority pursuant to Section 3.01 is due pursuant to applicable law, certified copies of tax receipts, or other evidence reasonably satisfactory to the Lender, evidencing such payment by the Loan Party.

(d)    The Lender shall deliver to the applicable Loan Party on or prior to the date on which the Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Loan Party), properly completed and executed copies of IRS Form W-9 (or successor form) certifying that the Lender is exempt from U.S. backup withholding Tax. The Lender further agrees that if reasonably requested by the applicable Loan Party to the extent it is entitled to any other exemption from or a reduction of withholding Tax with respect to payments made hereunder or under any other Loan Document, it shall deliver to such Loan Party, at the time or times reasonably requested by such Loan Party, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by such Loan Party as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by a Loan Party, shall deliver such other documentation reasonably requested by a Loan Party as will enable such Loan Party to determine whether or not the Lender is subject to withholding or information reporting requirements and to enable the Loan Party to comply with such requirements. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Loan Party in writing of its legal inability to do so.

Notwithstanding anything to the contrary in this Section 3.01, the completion, execution and submission of any documentation (other than the IRS Form W-9 (or successor form) described in the first sentence of this Section 3.01(d) or information required to comply with the obligations of an applicable Loan Party under Common Reporting Standards) shall not be required if in the Lender’s reasonable judgment such completion execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(e)    In addition to the foregoing, if the Lender claims any indemnity payment or additional payment amounts payable pursuant to this Section 3.01, then at the request of the applicable Loan Party it shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office for funding or booking the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of the Lender the making of such a filing, change or assignment would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require the Lender to disclose any information the Lender deems confidential and would not, in the sole determination of the Lender, be otherwise disadvantageous to the Lender. The applicable Loan Party shall pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(f)    If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments, including for additional amounts, made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02	Illegality.

(a)    If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by Lender to the Borrowers, (a) any obligation of Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (b) if such notice asserts the illegality of Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the

Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to the Eurocurrency Rate component of the Base Rate, in each case until Lender notifies the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from Lender, prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of Lender to Base Rate Loans (the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of Lender determining or charging interest rates based upon the Eurocurrency Rate, the Lender shall during the period of such suspension compute the Base Rate applicable to Lender without reference to the Eurocurrency Rate component thereof until the Borrowers is advised in writing by Lender that it is no longer illegal for Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b)    If, in any applicable jurisdiction, Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension Lender shall promptly notify Company, and until such notice by Lender is revoked, any obligation of Lender to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay outstanding Obligations) to the extent such illegality is applicable thereto, (B) to the extent applicable, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by Lender to mitigate or avoid such illegality.

(c)    Lender may at its option make any Credit Extension to any Borrower by causing any domestic or foreign branch or Affiliate of Lender (a “Designated Lender”) to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by the Lender to the Company, and until such notice by the Lender is revoked, any obligation of the Lender or its Designated Lender to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, take all reasonable actions requested by the Lender to mitigate or avoid such illegality. Any Designated Lender shall be considered a Lender.

3.03	Inability to Determine Rates.

If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, the Lender determines that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, (c) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (d) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurocurrency Rate Loan, the Lender will promptly so notify the Borrowers. Thereafter, (i) the obligation of the Lender to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (ii) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with the Company, may establish an alternative interest rate for funding Loans in the applicable currency and amount, and with the same Interest Period as the Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Loans.

3.04	Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)    subject the Lender to any Taxes with respect to this Agreement or any other Loan Document, other than (A) Indemnified Taxes, (B) Taxes described in clause (b) of the definition of Excluded Taxes and (C) Connection Income Taxes; or

(iii)    impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)    Mandatory Costs. If Lender incurs any Mandatory Costs attributable to the Obligations, attributable to a Change in Law, then from time to time the Company will pay (or cause to be paid) to the Lender such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d)    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a), (b) or (c) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e)    Reserves on Eurocurrency Rate Loans. The Borrowers shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(f)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of the Lender from time to time, the Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrowers (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)    any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06	Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension.

The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) counterparts of the Security Agreement and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b)    Officer’s Certificate. The Lender shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(c)    Legal Opinions of Counsel. The Lender shall have received (i) an opinion or opinions (including an opinion with respect to the Danish Borrower and Foreign Guarantor) of counsel for the Loan Parties dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender and (ii) an opinion of Danish counsel to the Lender, addressed to the Lender and in form and substance acceptable to the Lender.

(d)    Financial Statements. The Lender shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.

(e)    Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender:

(i)    (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii)    searches of ownership of Intellectual Property in the United States Patent and Trademark Office, the United States Copyright Office and such patent/trademark/copyright filings as requested by the Lender in order to perfect the Lender’s security interest in the Intellectual Property in the United States;

(iii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;

(iv)    stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank, in each case to the extent such Pledged Equity is certificated;

(v)    to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents (including, if necessary, relevant page(s) of the share register book of the company showing the pledge registration) and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s security interest in the Collateral; and

(f)    Reserved.

(g)    Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Lender shall have received copies of declaration pages, if requested by the Lender and certificates of insurance evidencing liability, casualty, property, and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Lender.

(h)    Solvency Certificate. The Lender shall have received a Solvency Certificate signed by a Responsible Officer of the Borrowers as to the financial condition, solvency and related matters of the Company and its Subsidiaries, taken together as a group on a Consolidated basis and each Loan Party, after giving effect to the initial borrowings under the Loan Documents and the other transactions contemplated hereby.

(i)    Reserved.

(j)    Loan Notice. The Lender shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(k)    Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Company and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02), including the Existing Credit Agreement, shall be repaid in full and terminated and all security interests, if any, related thereto shall be terminated on or prior to the Closing Date.

(l)    Reserved.

(m)    Consents. The Lender shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(n)    Fees and Expenses. The Lender shall have received all fees and expenses, if any, owing pursuant to Section 2.09.

(o)    Licensing Requirements. The Lender shall have obtained all applicable licenses, consents, permits and approvals as deemed necessary by the Lender in order to execute and perform the transactions contemplated by the Loan Documents.

(p)    Due Diligence. The Lender shall have completed a due diligence investigation of the Company and its Subsidiaries in scope, and with results, satisfactory to the Lender.

(q)    Closing Certificate. The Lender shall have received a closing certificate from a Responsible Officer (i) certifying that the Danish Acquisition was consummated in accordance with the Share Purchase Agreement, (ii) attaching a fully executed version of the Share Purchase Agreement and any other material document executed in connection with the Danish Acquisition and (iii) certifying as to such other matters the Lender reasonably requests or requires.

(r)    Other Documents. All other documents provided for herein or which the Lender may reasonably request or require as set forth on the closing checklist.

(s)    Additional Information. Such additional information and materials which the Lender shall reasonably request or require as set forth on the closing checklist.

4.02	Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties of the Borrowers and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)    Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    Request for Credit Extension. The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    Alternative Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

(e)    Legal Impediment. There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.

Each Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01	Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of each Organization Document of each Loan Party provided to the Lender pursuant to the terms of this Agreement is, as of the date of this provision, a true and correct copy of each such document, each of which, as of such date, is valid and in full force and effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except for conflicts, breaches or contraventions that could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof (subject only to Permitted Liens)), other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained or made, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) filings with the SEC in connection with the Loan Parties’ disclosure obligations under securities laws.

5.04	Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05	Financial Statements; No Material Adverse Effect.

(a)    Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)    Quarterly Financial Statements. The unaudited Consolidated balance sheet of the Company and its Subsidiaries dated October 29, 2016, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)    Material Adverse Effect. Since January 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)    Reserved.

(e)    Forecasted Financials. The consolidated forecasted balance sheets, statements of income and cash flows of the Company and its Subsidiaries delivered to the Lender prior to the Closing Date in connection with Section 4.01 or pursuant to Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ good faith estimate of its future financial condition and performance (it being understood that actual results may be materially and/or adversely different).

5.06	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07	No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08	Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09	Environmental Compliance.

(a)    The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business such review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties as they reasonably deem appropriate, and the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10	Maintenance of Insurance.

The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11	Taxes.

Each Loan Party and its Subsidiaries have timely filed (giving effect to available extension periods) all federal, material state and material non-U.S. income other material tax returns and reports required to be filed, and have paid all federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrowers or any Subsidiary.

5.12	ERISA Compliance.

(a)    Each Plan that is subject to United States federal or state laws is in compliance in all material respects with the applicable provisions of ERISA, the Code and other United States federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any United States federal or state Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrowers and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    Neither the Borrowers nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13	Margin Regulations; Investment Company Act.

(a)    Margin Regulations. The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrowers and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)    Investment Company Act. None of the Borrowers, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14	Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished, and in each case taken together with all such other information) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward-looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may be materially and/or adversely different).

5.15	Solvency.

The U.S. Loan Parties taken together as a group on a Consolidated basis are, and the Foreign Obligors taken together as a group on a Consolidated basis are, solvent.

5.16	Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17	Sanctions Concerns and Anti-Corruption Laws.

(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.18	Responsible Officers.

Set forth on Schedule 1.01(b) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15 and such Responsible Officers are duly elected and qualified officers of such Loan Party and those set forth on the applicable officer’s certificate delivered pursuant to Section 4.01 (and as the same may be updated, modified or otherwise supplemented) are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, and the other Loan Documents.

5.19	Subsidiaries; Equity Interests; Loan Parties.

(a)    Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.19(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens other than Permitted Liens under Section 7.01(c) or Section 7.01(k). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Subsidiary of any Loan Party, except as contemplated in connection with the Loan Documents.

(b)    Loan Parties. Set forth on Schedule 5.19(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15 (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization and (ix) the organization identification number of such Loan Party.

5.20	Collateral Representations.

(a)    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective U.S. Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b)    Intellectual Property. Set forth on Schedule 5.20(b) as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the U.S. Loan Parties or that each of the U.S. Loan Parties has an exclusive in-bound license right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Lender), in each case that is registered or in respect of which an application for registration has been applied for in the U.S. Patent and Trademark Office or the U.S. Copyright Office.

(c)    Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.20(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is a description of all Documents, Instruments, and Tangible Chattel Paper of the U.S. Loan Parties (including the U.S. Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Lender).

(d)    Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i)    Set forth on Schedule 5.20(d)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and whether such account is a zero balance account or a payroll account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable.

(ii)    Set forth on Schedule 5.20(d)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the U.S. Loan Parties, including the name of (A) the applicable U.S. Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e)    Commercial Tort Claims. Set forth on Schedule 5.20(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is a description of all Commercial Tort Claims of the U.S. Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Lender).

(f)    Pledged Equity Interests. Set forth on Schedule 5.20(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Lender pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number (if applicable) and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

(g)    Properties. Set forth on Schedule 5.20(g), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is a list of (A) each headquarter location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C) each other location where the U.S. Loan Parties maintain any material books or records (electronic or otherwise) and (D) each location where any material personal property Collateral is located at any premises owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the U.S. Loan Party owning such property, (3) the address of such property (including, the city, county, state and zip code) and (4) to the extent owned, the approximate fair market value of such property).

5.21	EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.22	Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23	Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company or any of its Subsidiaries as of the Closing Date and neither the Borrowers nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

5.24	Representations as to Foreign Obligors.

Each of the Company and each Foreign Obligor represents and warrants to the Lender that:

(a)    Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)    The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)    As of the date hereof and provided that the Lender has compiled with its obligations in Section 3.01, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing (other than any Other Connection Taxes) either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Lender. As of the date hereof and provided that the Lender has complied with its obligations in Section 3.01, it is not required under the Laws of the jurisdiction in which the Danish Borrower is incorporated or resident or at the address specified for the Borrowers on Schedule 1.01(a) to make any deduction for or on account of Tax (other than any Other Connection Taxes) from any payment it may make under any Loan Documents.

(d)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e)    The choice of the law of the State of New York as the governing law of the Loan Documents will be recognized and enforced in the Danish Borrower’s jurisdiction of incorporation and any judgment obtained in New York in relation to a Loan Document will be recognized and enforced in the Danish Borrower’s jurisdiction of incorporation.

(f)    Under the Laws of the jurisdiction in which the Danish Borrower is incorporated it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

5.25    Company Loan Documents. The execution and delivery by the Company of the Loan Documents to which it is a party and the performance by it of its obligations thereunder (including its Guaranty) are in furtherance of its corporate purposes and necessary or convenient to the conduct, promotion and attainment of its business, and it shall derive a substantial benefit therefrom.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01	Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)    Audited Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (commencing with the fiscal year ended January 31, 2017, a Consolidated (and, if requested by the Lender, management prepared consolidating) balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related Consolidated (and, if requested by the Lender, management prepared consolidating) statements of income or operations and cash flows, and related Consolidated statements changes in shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (exceptions may be required as a result of (x) a prospective Event of Default with respect to any breach of any financial covenant or (y) the impending maturity of either Facility) or any qualification or exception as to the scope of such audit.

(b)    Quarterly Financial Statements. As soon as available, but in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended April 30, 2017), a Consolidated (and, if requested by the Lender, management prepared consolidating) balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated (and, if requested by the Lender, management prepared consolidating) statements of income or operations and cash flows, and related Consolidated statements changes in shareholders’ equity for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Company and its Subsidiaries.

(c)    Business Plan and Budget. As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Company, an annual business plan and budget of the Company and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrowers, in form reasonably satisfactory to the Lender, of Consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a fiscal quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(f), the Borrowers shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02	Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)    Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended January 31, 2017), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Company, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP. Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b)    Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), updated Schedules to this Agreement, to the extent permitted to be updated pursuant to the terms of this Agreement, which may be attached to the Compliance Certificate, to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate.

(c)    Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a) required to be delivered with the financial statements referred to in Section 6.01(a), a certificate (which may be included in such Compliance Certificate) including (i) the amount of all Restricted Payments, Investments (including Permitted Acquisitions), Dispositions, Capital Expenditures, Debt Issuances and Equity Issuance that were made during the prior fiscal year and (ii) amounts received in connection with any Extraordinary Receipt during the prior fiscal year.

(d)    Audit Reports; Management Letters; Recommendations. Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(e)    Annual Reports; Etc. Except to the extent publicly filed, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto.

(f)    Subordinated Debt Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Subordinated Debt of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section.

(g)    SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(h)    Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could reasonably be expected to materially impair the value of the interests or the rights of any Loan Party in a manner that could, or that otherwise could reasonably be expected to have a Material Adverse Effect and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.

(i)    Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(j)    Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) the Borrowers shall deliver paper copies of any such documents to the Lender upon its request to the Borrowers to deliver such paper copies and (ii) upon Lender’s request and provide to the Lender by e-mail electronic versions (i.e., soft copies) of such documents.

6.03	Notices.

Promptly, but in any event within three (3) Business Days, notify the Lender:

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter constituting (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrowers or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)    of the occurrence of any ERISA Event;

(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrowers referred to in Section 2.10(b); and

(e)    of any (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(i), (ii) Equity Issuance for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (iii) Debt issuance for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iv) receipt of any Extraordinary Receipt for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iv).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Obligations.

Pay and discharge as the same shall become due and payable (giving effect to any available extension), all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property.

6.05	Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b)    take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06	Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)    make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)    use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07	Maintenance of Insurance.

(a)    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, terrorism insurance.

(b)    Evidence of Insurance. Cause the Lender to be named as lenders’ loss payable or loss payee, as applicable, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as required by the Lender, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Lender for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Lender, the Loan Parties agree to deliver to the Lender an Authorization to Share Insurance Information.

6.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09	Books and Records.

(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (in all material respects) consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b)    maintain such books of record and account in material conformity with all material applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10	Inspection Rights.

(a)    Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

(b)    If requested by the Lender in its sole discretion, permit the Lender and its representatives, upon reasonable advance notice to the Borrowers, to conduct, at the expense of the Company, an annual (i) personal property asset appraisal on personal property Collateral of the U.S. Loan Parties and (ii) field exam on the accounts receivable, inventory, payables, controls and systems of the Company and its Subsidiaries.

(c)    If requested by the Lender in its sole discretion, permit the Lender, and its representatives, upon reasonable advance notice to the Borrowers, to conduct an annual audit of the Collateral at the expense of the Company.

6.11	Use of Proceeds.

Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document (including, for the avoidance of doubt, as reimbursement to the Danish Borrower for the Danish Acquisition).

6.12	Reserved.

6.13	Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Lender in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, (i) no Subsidiary disclosed on the Schedules provided in connection with this Agreement and existing on the date hereof other than those listed in the signature pages hereof under the heading “Foreign Guarantor” shall be required to become a Guarantor and (ii) no Subsidiary that is a CFC shall be required to become a Guarantor hereunder with respect to, or otherwise guarantee, any U.S. Obligations or as otherwise limited in Section 9.01(b). In connection therewith, the Loan Parties shall give notice to the Lender not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Lender in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) and (e) and 6.14 and such other documents or agreements as the Lender may reasonably request, including without limitation, updated Schedules 1.01(b), 5.10, 5.19(a), 5.19(b), 5.20(b), 5.20(c), 5.20(d)(i), 5.20(d)(ii), 5.20(e), 5.20(f), and 5.20(g).

6.14	Covenant to Give Security.

Except with respect to Excluded Property:

(a)    Equity Interests and Personal Property. The U.S. Borrower and each Domestic Guarantor will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Lender for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. The U.S. Borrower and each Domestic Guarantor shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender promptly (and in any event within thirty (30) days, after such Pledged Equity and personal property is acquired or formed, as applicable, or such longer period of time as agreed to by the Lender in its reasonable discretion).

(b)    Reserved.

(c)    Reserved.

(d)    Deposit Accounts and Securities Accounts. After the date that is ninety (90) days after the Closing Date (or such longer time as the Lender may agree in its sole discretion), neither the U.S. Borrower nor any of the Domestic Guarantors shall open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution other than the Lender, or any other account where money or securities are or may be deposited or maintained with any Person, other than (w) the accounts set forth on Schedule 6.14 and designated as unrestricted accounts; provided that other than the accounts held at Wells Fargo Bank, National Association as of the Closing Date, the balance in any such account (other than the Foreign Accounts) does not exceed $100,000 and the aggregate balance in all such accounts does not exceed $250,000 (the “Excluded Accounts”), (x) the foreign accounts set forth on Schedule 6.14 (the “Foreign Accounts”), provided that, at all times on, or after, the date that is ninety (90) days after the Closing Date, the balance of each of the Foreign Accounts shall not exceed the Dollar Equivalent of $500,000, (y) deposit accounts that are maintained at all times with depository institutions as to which the Lender shall have received a Qualifying Control Agreement, provided that no Qualifying Control Agreements shall be required to be delivered prior to the date that is ninety (90) days after the Closing Date, or at any time prior to the occurrence and during the continuance of an Event of Default, with respect to the Excluded Accounts or the Foreign Accounts and (z) solely with respect to securities accounts, securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a Qualifying Control Agreement.

(e)    Updated Schedules. Concurrently with the delivery of any Collateral pursuant to the terms of this Section, the Borrowers shall provide the Administrative Agent with the applicable updated Schedules: 5.19(a), 5.19(b), 5.20(b)(i), 5.20(c), 5.20(d)(i), 5.20(d)(ii), 5.20(e), 5.20(f), and 5.20(g).

(f)    Further Assurances. Subject to Section 6.15, at any time upon request of the Lender, promptly execute and deliver any and all further instruments and documents and take all such other action (including promptly completing any registration or stamping of documents as may be applicable) as the Lender may deem necessary or desirable to maintain in favor of the Lender, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the U.S. Loan Parties under, the Loan Documents and all applicable Laws.

6.15	Further Assurances.

Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so; provided however, unless an Event of Default shall have occurred and be continuing, the U.S. Loan Parties shall not be required to obtain a landlord waiver, collateral access agreement or similar waiver or agreement with respect to any location of a U.S. Loan Party where any personal property Collateral is located.

6.16	Reserved.

6.17	Compliance with Environmental Laws.

Except as could not reasonably be expected to result in a Material Adverse Effect: (i) comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.18	Preparation of Environmental Reports.

At the reasonable request of the Lender from time to time, provide to the Lender within sixty (60) days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Lender, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Lender determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Lender may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Lender, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.19	Approvals and Authorizations.

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.20	Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.21	Post-Closing Obligations.

(a)    Within ninety (90) days of the Closing Date (or such longer time as the Lender may agree in its sole discretion), maintain its principal deposit accounts with the Lender or its Affiliates.

(b)    Within sixty (60) days of the Closing Date (or such longer time as the Lender may agree in its sole discretion), the Danish Borrower shall amend its Organization Documents to not require board approval or consent for the transfer of any shares of the Danish Borrower.

(c)    Within sixty (60) days of the Closing Date (or such longer time as the Lender may agree in its sole discretion), the Company shall deliver to the Lender executed copies of all notes evidencing intercompany Indebtedness as required and permitted by Section 7.02(d), in each case in form and substance reasonably satisfactory to the Lender.

(d)    Within forty-five (45) days of the Closing Date (or such longer time as the Lender may agree in its sole discretion), the Company shall deliver to the Lender endorsements of insurance as set forth in Section 6.07, in form and substance reasonably satisfactory to the Lender.

(e)    Within sixty (60) days of the Closing Date (or such longer time as the Lender may agree in its sole discretion), the Danish Borrower shall deliver to the Lender evidence of an acknowledgment in the Danish Borrower’s shareholders’ registry of the Lender’s security interest in the Pledged Equity, in form and substance reasonably satisfactory to the Lender.

6.22	Pari Passu Ranking.

Ensure that the payment obligations of the Foreign Obligors under the Loan Documents rank and continue to rank at least pari passu with the claims of all of the Foreign Obligors’ other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)    Liens pursuant to any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement;

(b)    Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) no direct or any contingent obligor with respect thereto is added and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)    Liens for taxes, assessments and government chargers not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts that are not overdue for a period of more than sixty (60) days, or which are being contested in good faith and by appropriate proceedings diligently conducted; provided adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)    pledges or deposits (including obligations with respect to letters of credit or bank guarantees issued in lieu of such deposits or pledges) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including obligations with respect to letters of credit or bank guarantees issued in lieu of such deposits) incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)    Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any of its Subsidiaries with the Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)    Liens arising out of judgments or awards not resulting in an Event of Default; provided the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(l)    Any interest or title of a lessor, lessee, licensor, licensee, sublessor or sublessee under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased, and any statutory Liens securing obligations owing to landlords under leases in the ordinary course of business;

(m)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(n)    Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(o)    Liens in favor of any Foreign Obligation Provider securing the Foreign Subsidiary Secured Obligations permitted pursuant to Section 7.02(g);

(p)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary; and

(q)    other Liens on specific assets securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $1,000,000 at any time, provided that no such Lien shall be a Lien on all or substantially all assets of any Loan Party.

7.02	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and no direct or any contingent obligor with respect thereto is added, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)    (i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for the acquisition of fixed or capital assets (other than in a Permitted Acquisition) within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000; and (ii) Indebtedness of a Person that becomes a subsidiary after the date hereof in connection with a Permitted Acquisition (but not incurred in contemplation thereof) in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;

(d)    Unsecured Indebtedness of a Subsidiary of a Borrower owed to a Borrower or a wholly-owned Subsidiary of a Borrower, which Indebtedness shall meet the following requirements: (i) to the extent required by the Lender, or in any event in the case of Indebtednesses by any Subsidiary of the Company to any U.S. Loan Party shall be evidenced by promissory notes and be pledged to the Lender as Collateral for the Secured Obligations in accordance with the terms of the Security Agreement, (ii) with respect to any Indebtedness owed by a U.S. Loan Party to any Subsidiary that is not a U.S. Loan Party or by any Foreign Obligor to any Subsidiary that is not a Loan Party, be on terms (including subordination terms) reasonably acceptable to the Lender and (iii) be otherwise permitted under the provisions of Section 7.03 (“Intercompany Debt”);

(e)    Guarantees of any Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Borrower or Subsidiary; provided that any guaranty by a U.S. Loan Party of Indebtedness of a Subsidiary that is not a U.S. Loan Party shall only be permitted to the extent constituting an investment permitted by Section 7.03(c);

(f)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g)    Indebtedness under the Foreign Obligation Loan Documents;

(h)    Indebtedness secured by Liens permitted by Section 7.01(q), and extensions, renewals and refinancing thereof, provided that the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $1,000,000;

(i)    in connection with any Permitted Acquisition, Indebtedness owing to seller(s) of a Target in the form of unsecured seller notes or earnouts incurred in connection therewith, provided that (i) at the time of incurrence of any such Indebtedness, and after giving effect thereto, no Event of Default then exists or would result therefrom and (ii) such seller notes and earnouts shall not exceed 25% of the Cost of Acquisition for such Permitted Acquisition;

(j)    Indebtedness secured by Liens permitted by Section 7.01(e) or Section 7.01(f), incurred in the ordinary course of business;

(k)    Indebtedness consisting of unpaid insurance premiums (not in excess of one (1) year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(l)    unsecured Indebtedness incurred by the Company to repurchase Qualified Equity Interests of the Company issued to employees, consultants, agents, officers and directors of the Company provided that at the time of incurrence of any such Indebtedness, and after giving effect thereto, no Event of Default exists or would result therefrom and subject to the limitation as set forth in Section 7.06(d); and

(m)    other unsecured Indebtedness not contemplated by the above provisions in an aggregate principal amount not to exceed $100,000 at any time outstanding; provided that, at the time of the incurrence thereof the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11.

7.03	Investments.

Make or hold any Investments, except:

(a)    Investments held by the Company and its Subsidiaries in the form of cash or Cash Equivalents;

(b)    advances to officers, directors and employees of the Borrowers and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)    (i) Investments by the Company and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Company and its Subsidiaries in Domestic Subsidiaries that are Loan Parties, (iii) additional Investments by Subsidiaries of the Company that are not Loan Parties (other than inactive Subsidiaries per Section 7.18) in other Subsidiaries that are not Loan Parties, (iv) so long as no Default has occurred and is continuing or would result from making such Investment at the time of the making of such Investment, additional Investments by the Company and its Subsidiaries in wholly-owned Foreign Subsidiaries that are Loan Parties in an aggregate amount invested from the date hereof not to exceed $5,000,000 and (v) so long as no Default has occurred and is continuing or would result from making such Investment at the time of the making of such Investment, additional Investments by the Company and its Subsidiaries in wholly-owned Foreign Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $2,500,000 or such higher amount as may be required for the payment of Cost of Acquisition with respect to any Permitted Acquisition by a Foreign Subsidiary, provided in each case, the provisions of Section 7.2(d) shall be met with respect to Intercompany Debt.

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)    Guarantees permitted by Section 7.02;

(f)    Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g)    Permitted Acquisitions (other than of CFCs and Subsidiaries held directly or indirectly by a CFC, which Investments are covered by Section 7.03(c)(iv));

(h)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i)    other Investments not contemplated by the above provisions not exceeding $1,000,000 in the aggregate in any fiscal year of the Company;

(j)    Investments by the Company in the Danish Borrower in any Fiscal Quarter in an aggregate amount not to exceed the aggregate amount of regularly scheduled payments of principal and interest owed by the Danish Borrower hereunder in such Fiscal Quarter;

(k)    Investments by the Company in the a Foreign Subsidiary in the amount equal to any earnout payments due from a Foreign Subsidiary with respect to the Danish Acquisition or any other Permitted Acquisition; and

(l)    Investments by foreign branch operations of the Company (subject to the limitations on Foreign Accounts set forth in Section 6.14(d)) or by Foreign Subsidiaries in Foreign Cash Equivalents.

7.04	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) a Borrower; provided that a Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)    any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Loan Party;

(c)    any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and subsequently dissolve following such Disposition;

(d)    in connection with any Permitted Acquisition, any Subsidiary of a Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Borrower and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving Person; and

(e)    so long as no Default has occurred and is continuing or would result therefrom, each of the Borrowers and any of their Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which a Borrower is a party, a Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving Person.

7.05	Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Permitted Transfers;

(b)    Dispositions of obsolete or worn out property or property no longer used or useful in the disposing party’s business, in each case, whether now owned or hereafter acquired, in the ordinary course of business;

(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)    Dispositions permitted by Section 7.04 or Section 7.06 or constituting Investments permitted under Section 7.03;

(e)    Dispositions of accounts receivables to a third party in connection with the compromise, settlement or collection thereof in the ordinary course of business exclusive of factoring or similar arrangements so long as (i) the account debtor with respect thereto has instituted or consented to the institution of any proceeding under any Debtor Relief Law and (ii) all such Dispositions do not exceed $500,000 in the aggregate in any fiscal year;

(f)    other Dispositions so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.14, (iii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions occurring after the Closing Date shall not exceed $500,000; and

(g)    any Involuntary Disposition not reasonably expected to result in a Material Adverse Effect.

7.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or, solely in the case of Subsidiaries issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)    each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, including without limitation any Restricted Payment of AstroNova GMBH to the Company made for the purpose of enabling Company to advance funds to the Danish Borrower in any Fiscal Quarter, as permitted pursuant to Section 7.03(j) in an amount equal to the regularly scheduled payments of principal and interest of the Term Loan due in such Fiscal Quarter;

(b)    the Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person;

(c)    any Subsidiary may issue or sell any Qualified Equity Interest to either Borrower or Subsidiary if any related or resulting Investment would otherwise be permitted under Section 7.03;

(d)    so long as no Event of Default then exists or would immediately result therefrom, the Company may redeem, repurchase or acquire Qualified Equity Interests of the Company issued to employees, consultants, agents, officers and directors of the Company, provided that the aggregate amount of all such redemptions do not exceed $500,000 during any fiscal year;

(e)    so long as the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11 after giving effect thereto, the Company may declare and pay dividends on its Qualified Equity Interests in an aggregate amount not to exceed $2,500,000 in any fiscal year;

(f)    so long as no Event of Default then exists or would immediately result therefrom and the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11 after giving effect thereto, the Company may repurchase Qualified Equity Interests of the Company, provided that the aggregate amount of all such redemptions do not exceed $5,000,000 in any fiscal year; and

(g)    the Company may issue Qualified Equity interests.

7.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08	Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital among other U.S. Loan Parties, (b) transfers of cash and assets among U.S. Loan Parties or any cash and assets from any Subsidiary that is not a Loan Party to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursements of expenses, and indemnifications of officers and directors, (e) other transactions among U.S. Loan Parties, (f) transactions among Foreign Obligors, (g) transactions among Subsidiaries that are not Loan Parties, (i) employment, service, and severance agreements with officers and directors in the ordinary course of business and (j) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, provided, that no Foreign Obligor will engage in any transactions that would violate any capital maintenance requirement under applicable law or limit in any way the enforcement or amount of its Foreign Subsidiary Guaranty.

7.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of (i) any such Person to act as a Loan Party (to the extent required by the Loan Documents); (ii) any Subsidiary to make Restricted Payments to any Loan Party, (iii) any Subsidiary to pay any Indebtedness or other obligation owed to any Loan Party, (iv) any Subsidiary to make loans or advances to any Loan Party, or (v) any Loan Party to create in favor of the Lender or any of the other Secured Parties any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (x) encumbrances or restrictions under or by reason of applicable law, (y) non-assignment provisions or other restrictions on transfer existing under lease, license or other contract, and (z) in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations.

7.10	Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11	Financial Covenants.

(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Company to be greater than 3.00 to 1.00.

(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Company to be less than 1.25 to 1.00.

7.12	Reserved.

7.13	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a)    Amend any of its Organization Documents if such amendment would be materially adverse to the interests of the Lender;

(b)    change its fiscal year;

(c)    without providing ten (10) days prior written notice to the Lender (or such extended period of time as agreed to by the Lender), change its name, state of formation, form of organization or principal place of business;

(d)    make any material change in accounting policies or reporting practices, except as required by GAAP; or

(e)    amend the Share Purchase Agreement in a manner materially adverse to the Lender.

7.14	Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

7.15	Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy any Subordinated Debt prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff) (or obligate itself to do so), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Subordinated Indebtedness.

7.16	Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

7.17	Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.18	AstroNova Aerospace, Inc.

The Loan Parties shall not permit AstroNova Aerospace, Inc. to incur any liabilities or hold any assets other than de minimis assets and liabilities pending dissolution.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. The Borrowers or any other Loan Party fail to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.08, 6.10, 6.11, Article VII or Article IX; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect to the extent qualified by materiality) when made or deemed made, or

(e)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount or (iii) there occurs any default or event of default under any Foreign Obligation Loan Document; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby (subject to any exceptions or other terms set forth in the Collateral Documents), or any Loan Party shall assert the invalidity of such Liens; or

(l)    Change of Control. There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

8.02	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)    declare the Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)    exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.12, be applied by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets.

ARTICLE IX

CONTINUING GUARANTY

9.01	Guaranty.

(a)    Domestic Guaranty. Each Domestic Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations (for the avoidance of doubt, specifically including without limitation all U.S. Obligations, all Foreign Obligations and all other Foreign Subsidiary Secured Obligations), whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of either of the Borrowers to the Secured Parties, arising hereunder or under any other Loan Document, any Foreign Obligation Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Domestic Guarantor, subject to the proviso in this sentence, its “Domestic Guaranteed Obligations”); provided that (a) the Domestic Guaranteed Obligations of a Domestic Guarantor shall exclude any Excluded Swap Obligations with respect to such Domestic Guarantor and (b) the liability of each Domestic Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law.

(b)    Foreign Subsidiary Guaranty. Each Foreign Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Foreign Subsidiary Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Danish Borrower or any other Foreign Subsidiary to the Secured Parties, arising hereunder or under any other Loan Document, any Foreign

Obligation Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Foreign Guarantor, subject to the proviso in this sentence, its “Foreign Guaranteed Obligations”); provided that (a) the Foreign Guaranteed Obligations of a Foreign Guarantor shall exclude (i) any Excluded Swap Obligations with respect to such Foreign Guarantor and (ii) any U.S. Obligations, any Domestic Guaranteed Obligations and all other obligations owing by the Company or any Domestic Subsidiary under the Loan Documents, any Secured Cash Management Agreements or any Secured Hedge Agreements or otherwise, and (b) the liability of each Foreign Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law, in each case to the extent applicable. Notwithstanding anything set out to the contrary in this Agreement, the obligations of each Danish Guarantor under this Agreement and the other Loan Documents to which it is a party shall be limited if and to the extent required to comply with Danish statutory provisions including, without limitation, Section 206(1) (as modified by Section 206(2)) of Consolidated Act No. 1089 of 14 September 2015 on public and private limited liability companies as amended and supplemented from time to time (the Danish Companies Act) and (ii) Section 210(1) (as modified by Section 210(2) and Sections 211 and 212 of the Danish Companies Act).

(c)    General. The Lender’s books and records showing the amount of the Obligations, the U.S. Obligations, the Foreign Obligations, the Domestic Guaranteed Obligations, the Foreign Guaranteed Obligations, the Secured Obligations and the Foreign Subsidiary Secured Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount thereof. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or the Foreign Subsidiary Secured Obligations or any instrument or agreement evidencing any Secured Obligations or the Foreign Subsidiary Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations or the Foreign Subsidiary Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.02	Rights of Lender.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or the Foreign Subsidiary Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations or the Foreign Subsidiary Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations or the Foreign Subsidiary Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03	Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of either Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of either Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of either Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against either Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations or the Foreign Subsidiary Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations or the Foreign Subsidiary Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations or Foreign Subsidiary Secured Obligations.

9.04	Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the Foreign Subsidiary Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not either Borrower or any other Person is joined as a party.

9.05	Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

9.06	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of the Domestic Guarantors with respect to all Secured Obligations and other Domestic Guaranteed Obligations and of the Foreign Guarantors with respect to all Foreign Subsidiary Secured Obligations and other Foreign Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of any of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.07	Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations or the Foreign Subsidiary Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or either of the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Foreign Guarantor with respect to Foreign Guaranteed Obligations, jointly and severally, and by each Domestic Guarantor with respect to Domestic Guaranteed Obligations, jointly and severally, immediately upon demand by the Secured Parties.

9.08	Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the applicable Borrower or Borrowers and any other guarantor such information concerning the financial condition, business and operations of each of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of either of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

9.09	Appointment of Borrower.

Each of the Loan Parties hereby appoints the U.S. Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the U.S. Borrower may execute such documents and provided such authorizations on behalf of such Loan Parties as the U.S. Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Lender to the Borrowers shall be deemed delivered to each Loan Party and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the U.S. Borrower on behalf of each of the Loan Parties.

9.10	Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

9.11	Keepwell.

(a)    Each U.S. Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified

ECP Guarantor’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each U.S. Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

(b)    Each Foreign Obligor that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party that is a Foreign Subsidiary becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each such Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Foreign Subsidiary Secured Obligations have been indefeasibly paid and performed in full. Each Foreign Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party that is a Foreign Subsidiary for all purposes of the Commodity Exchange Act.

ARTICLE X

MISCELLANEOUS

10.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02	Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrowers or any other Loan Party or the Lender on Schedule 1.01(a).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    Change of Address, Etc. Each of the Borrowers and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04	Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding the foregoing, the Foreign Obligors shall only be responsible for payment of any of the foregoing costs and expenses with respect to and attributable to the Foreign Obligations.

(b)    Indemnification by the Loan Parties. The U.S. Loan Parties, jointly and severally with respect to all Secured Obligations and all Loan Parties and their Subsidiaries, and the Foreign Obligors, solely with respect to all Foreign Subsidiary Secured Obligations, shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06	Successors and Assigns.

This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior consent. Subject to the conditions set forth herein, the Lender may sell participations in or assign this loan, and may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees, provided, that, the prior written consent of the Company shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment or participation or (ii) such assignment or participation is to an Affiliate of the Lender or an Approved Fund, provided further that, the Company shall be deemed to have consented to any such assignment or participation unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers (subject to the terms of the Loan Documents).

10.07	Treatment of Certain Information; Confidentiality.

(a)    Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of the Borrowers or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all non-public information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)    Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing any such press release or other similar public disclosure.

(c)    Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08	Right of Setoff.

(a)    If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the U.S. Borrower or any other U.S. Loan Party against any and all of the obligations of the Borrowers or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan

Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the U.S. Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)    If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Danish Borrower or any other Foreign Loan Party against any and all of the obligations of the Danish Borrower or such Foreign Obligor now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Danish Borrower or such Foreign Obligor may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrowers promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.

10.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13	Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH OF THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL

JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EITHER BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH OF THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO (OTHER THAN THE DANISH BORROWER AND ANY FOREIGN OBLIGOR) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)    SERVICE OF PROCESS FOR DANISH BORROWER AND FOREIGN OBLIGORS. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, THE DANISH BORROWER AND ANY FOREIGN OBLIGOR: (i) IRREVOCABLY APPOINTS THE U.S. BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS BEFORE THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY LOAN DOCUMENT, WITH SUCH SERVICE OR PROCESS ON SUCH AGENT TO BE IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02, AND (ii) AGREES THAT FAILURE BY A PROCESS AGENT TO NOTIFY THE DANISH BORROWER AND ANY FOREIGN OBLIGOR OF THE PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED. EACH OF THE U.S. BORROWER, THE DANISH BORROWER AND ANY FOREIGN OBLIGOR EXPRESSLY AGREES AND CONSENTS TO THE PROVISIONS OF THIS SECTION 10.13(e).

10.14	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15	Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Secured Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt as otherwise permitted hereunder; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrowers and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17	Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Lender, any electronic signature shall be promptly followed by such manually executed counterpart.

10.18	USA PATRIOT Act Notice.

The Lender hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act. The Borrowers and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19	ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of the

Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law)

10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties thereto, each of the Borrower and the Lender acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(b)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(c)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

U.S. BORROWER
AND DOMESTIC GUARANTOR:	ASTRONOVA, INC.

	By:	/s/ John P. Jordan
	Name:	John P. Jordan
	Title:	Vice President, Chief Financial Officer and Treasurer

DANISH BORROWER:	ANI APS

	By:	/s/ Gregory A. Woods
	Name:	Gregory A. Woods
	Title:	Chief Executive Officer and Chairman of the Board

FOREIGN GUARANTOR:	TROJANLABEL APS

	By:	/s/ Gregory A. Woods
	Name:	Gregory A. Woods
	Title:	Chairman of the Board

BANK OF AMERICA, N.A., as Lender

By:	/s/ Donald C. McQueen
Name:	Donald C. McQueen
Title:	Senior Vice President

EXHIBIT A

[Form of]

Compliance Certificate

Financial Statement Date: [            ,         ]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2017, by and among ASTRONOVA, INC., a Rhode Island corporation (the “U.S. Borrower” or the “Company”), ANI APS, a Danish private limited liability company (the “Danish Borrower” and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [                    ] of the Company, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    The Company has delivered (i) the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes, and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.

2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company and its Subsidiaries during the accounting period covered by such financial statements.

3.    A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.    The representations and warranties of the Company and each other Loan Party contained in Section 5.05(a) and (b) of the Credit Agreement are (i) to the extent such representations and warranties contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to such representations and warranties therein that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in such subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.    The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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ASTRONOVA, INC.,
a Rhode Island corporation

By:
Name:
Title:

Schedule A to the Compliance Certificate

CONSOLIDATED LEVERAGE RATIO EXHIBIT

This calculation covers the period from             , 20     through             , 20

1.		Consolidated Funded Indebtedness:

	a)	Outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:		$

	b)	All purchase money Indebtedness:		$

	c)	The maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:		$

	d)	All obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):		$

	e)	All Attributable Indebtedness:		$

	f)	All obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:		$

	g)	Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Company or any Subsidiary:		$

	h)	all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary:		$

		EQUALS Consolidated Funded Indebtedness	1(A)	$

2.	Consolidated EBITDA:

		Consolidated Net Income:		$

	+	Consolidated Interest Charges:		$

	+	Provision for income taxes payable:		$

	+	Depreciation and amortization expense:		$

	+	Non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods):		$

	-	Non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods):		$

	EQUALS Consolidated EBITDA		2(B)	$

Consolidated Funded Indebtedness to
Consolidated EBITDA Ratio = 1(A) ÷ 2(B):

Required ratio is not greater than:				3.00	to 1.0

CONSOLIDATED FIXED CHARGE COVERAGE RATIO EXHIBIT

This calculation covers the period from             , 20     through             , 20

Consolidated Fixed Charge Coverage Ratio

2.	Consolidated EBITDA:

		Consolidated Net Income:		$

	+	Consolidated Interest Charges:		$

	+	Provision for income taxes payable:		$

	+	Depreciation and amortization expense:		$

	+	Non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods):		$

	-	Non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods):		$

	=	Consolidated Adjusted EBITDA:		$

	-	Non-financed Cash Capital Expenditures:		$

	-	Restricted Payments paid in cash:		$

		Cash Available to Cover Fixed Charges	1(A)	$

2.	Fixed Charges:

		Consolidated Interest Charges paid in cash:		$

	+	The aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments on debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02:		$

	Total Fixed Charges		2(B)	$

Consolidated Fixed Charge Coverage Ratio = 1(A) ÷ 2(B)

Required ratio is:			1.25		to 1.0

EXHIBIT B

[Form of]

Joinder Agreement

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [            ,         ], is by and among [                    , a                     ] (the “Subsidiary Guarantor”), ASTRONOVA, INC., a Rhode Island corporation (the “U.S. Borrower” or the “Company”), and Bank of America, N.A., as lender (the “Lender”) under that certain Credit Agreement, dated as of February 28, 2017 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Company, ANI APS, a Danish private limited liability company (the “Danish Borrower” and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Guarantors, and the Lender. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an additional Loan Party, and, consequently, the Loan Parties are required by Section 6.13 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Company hereby agree as follows with the Lender, for the benefit of the Secured Parties:

1.    The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a [Domestic Guarantor] [Foreign Guarantor] thereunder as if it had executed the Credit Agreement and the other Loan Documents as such a Guarantor. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents applicable to it. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of [the Domestic Guaranteed Obligations] [the Foreign Guaranteed Obligations] in accordance with Article IX and the other provisions of the Credit Agreement.

2.    Each of the Subsidiary Guarantor and the Company hereby agree that all of the representations and warranties contained in Article V of the Loan Agreement and each other Loan Document, as they relate to the Subsidiary Guarantor or this Joinder Agreement, are true and correct as of the date hereof, giving effect to the supplementation of schedules contemplated by paragraph 4 below.

3.    [The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Grantor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement applicable to it. Without limiting the generality of the foregoing terms of this Paragraph 2, the Subsidiary Guarantor hereby grants, pledges and assigns to the Lender, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the Subsidiary Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Subsidiary Guarantor.]1

[1]	This section is for U.S. Loan Parties only.

4.    The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Loan Document and Collateral Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Collateral Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Collateral Documents) to reflect the information shown on the attached Schedule A.

5.    The Company confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document (subject to the terms of such defined terms and the other provisions of such agreement and documents).

6.    Each of the Company and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Lender, it will execute and deliver such further documents and do such further acts as the Lender may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

7.    This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Sections 10.13 and 10.14 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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IN WITNESS WHEREOF, each of the Company and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Lender for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

COMPANY:	ASTRONOVA, INC.,
a Rhode Island corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:

Schedule A

Schedules to Credit Agreement and Collateral Documents

[TO BE COMPLETED BY BORROWER]

EXHIBIT C

[Form of]

Loan Notice

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2017, by and among ASTRONOVA, INC., a Rhode Island corporation (the “U.S. Borrower” or the “Company”), ANI APS, a Danish private limited liability company (the “Danish Borrower” and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby requests (select one):

☐	A Borrowing of [a Revolving Loan] [the Term Loan]

☐	A [conversion] or [continuation] of [a Revolving] [the Term Loan]

—

1.	On (the “Credit Extension Date”).

2.	In the amount of [$] [in the following currency: .]

3.	Comprised of: ☐ Base Rate Loans

☐	Eurocurrency Rate Loans

4.	For Eurocurrency Rate Loans: with an Interest Period of months.

[The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.]1

[The [U.S. Borrower][Danish Borrower] hereby represents and warrants that the conditions specified in Section 4.02 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension Date.]2

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

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[1]	Include this sentence in the case of a Revolving Borrowing.
[2]	To be deleted if such Loan Notice is solely with respect to a conversion or continuation of a Loan.

[ASTRONOVA, INC.][ANI APS], a [Rhode Island corporation][Danish private limited liability company]

By:
Name:
Title:

EXHIBIT D

[Form of]

Permitted Acquisition Certificate

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2017, by and among ASTRONOVA, INC., a Rhode Island corporation (the “U.S. Borrower” or the “Company”), ANI APS, a Danish private limited liability company (the “Danish Borrower” and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

[Loan Party] intends to make an Acquisition of [                    ] (the “Target”). The undersigned Responsible Officer of [Loan Party] hereby certifies that:

(a)    The Acquisition is an acquisition of a type of business (or assets used in a type of business) permitted to be engaged in by the Company and its Subsidiaries pursuant to the terms of the Credit Agreement.

(b)    No Default exists or would exist after giving effect to the Acquisition.

(c)    After giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in compliance with each of the financial covenants set forth in Section 7.11 of the Credit Agreement as demonstrated on Schedule A attached hereto).

(d)    The Loan Parties have complied with Sections 6.13 and 6.14 of the Credit Agreement, to the extent required to do so thereby.

(e)    If the Target is a Person, it is a wholly-owned Subsidiary of a Loan Party.

(f)    Attached hereto as Schedule B is a description of the material terms of the Acquisition (including a description of the business and the form of consideration).

(g)    Attached hereto as Schedule C are the audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date to the extent required under clause (d) of the definition of “Permitted Acquisition”.

(h)    Attached hereto as Schedule D are the consolidated projected income statements of the Company and its Subsidiaries (giving effect to the Acquisition).

(i)    The Target has earnings before interest, taxes, depreciation and amortization for the four fiscal quarter period prior to the acquisition date in an amount greater than $0, with respect to any acquisition where the cash portion of the total consideration to be paid upon consummation of such acquisition is $5,000,000 or more.

(j)    The Acquisition is not a “hostile” acquisition and has been approved by the board of directors (or equivalent) and/or shareholders (or equivalents) of the applicable Loan Party and the Target.

(k)     After giving effect to the Acquisition and any Borrowings made in connection therewith, the aggregate Liquidity plus aggregate principal amount of Revolving Loans available to be borrowed under Section 2.01(b) of the Credit Agreement shall be in the aggregate at least $5,000,000 provided that of such aggregate amount at least $2,500,000 must be attributable to Liquidity.

(l)    The Cost of Acquisition paid by the Loan Parties and their Subsidiaries (i) in connection with any single acquisition shall not exceed $10,000,000 and (ii) for all Acquisitions made during the term of this Agreement shall not exceed $20,000,000.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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ASTRONOVA, INC., a Rhode Island corporation

By:
Name:
Title:

Schedule A

Financial Covenant Calculations

[TO BE COMPLETED BY BORROWER]

Schedule B

Description of Material Terms

[TO BE COMPLETED BY BORROWER]

Schedule C

[Audited Financial Statements] [Management-Prepared Financial Statements]

[TO BE COMPLETED BY BORROWER]

Schedule D

Consolidated Projected Income Statements

[TO BE COMPLETED BY BORROWER]

EXHIBIT E

[Form of]

Solvency Certificate

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2017, by and among ASTRONOVA, INC., a Rhode Island corporation (the “U.S. Borrower” or the “Company”), ANI APS, a Danish private limited liability company (the “Danish Borrower” and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer of the Company is familiar with the properties, businesses, assets and liabilities of the Loan Parties and is duly authorized to execute this certificate on behalf of the Company and the other Loan Parties.

The undersigned certifies that [he/she] has made such investigation and inquiries as to the financial condition of the Loan Parties and their Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Lender is relying on the truth and accuracy of this Certificate in connection with the making of Credit Extensions and the other transactions contemplated under the Credit Agreement.

The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the transactions contemplated by the Credit Agreement:

(a)    The fair value of the property (i) of the U.S. Loan Parties and (ii) of the Foreign Obligors, in each case, taken together as a group on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such U.S. Loan Parties or Foreign Obligors, as applicable, taken together as a group on a consolidated basis.

(b)    The present fair salable value of the assets (i) of the U.S. Loan Parties and (ii) of the Foreign Obligors, in each case, taken together as a group on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such U.S. Loan Parties or Foreign Obligors, as applicable, in each case taken together as a group on a consolidated basis, on their debts as they become absolute and matured.

(c)    The U.S. Loan Parties and the Foreign Obligors, in each case, taken together as a group on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond such Persons’ consolidated ability to pay such debts and liabilities as they mature.

(d)    No Loan Party is engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Loan Party’s property would constitute an unreasonably small capital.

(e)    The U.S. Loan Parties and the Foreign Obligors, in each case, taken together as a group on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

(f)    The amount of contingent liabilities at any time have been computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

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ASTRONOVA, INC., a Rhode Island corporation

By:
Name:
Title:

EXHIBIT F

[Form of]

Notice of Loan Prepayment

Date: [            ,         ]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 28, 2017, by and among ASTRONOVA, INC., a Rhode Island corporation (the “U.S. Borrower” or the “Company”), ANI APS, a Danish private limited liability company (the “Danish Borrower” and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby notifies the Lender that on                     4 pursuant to the terms of Section 2.05 (Prepayments) of the Credit Agreement, the Borrowers intend to prepay/repay the following Loans as more specifically set forth below:

☐	Optional prepayment of [Revolving][Term Loans] in the following amount(s):

☐	Base Rate Loans: $ [5]

☐	Eurocurrency Rate Loans: $ [6]

      In the following Alternative Currency:

      Applicable Interest Period:

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

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[4]	Specify date of such prepayment.
[5]	Any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
[6]	Any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

[ASTRONOVA, INC.][ANI APS], a [Rhode Island corporation][Danish private limited liability company]

By:
Name:
Title: